Exhibit 99.2

COMPANY CONTACT:	INVESTOR CONTACT:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975	(310) 691-7100
ir@adeza.com

For Immediate Release

ADEZA APPOINTS MICHAEL P. DOWNEY TO BOARD OF DIRECTORS

SUNNYVALE, Calif. (March 8, 2005) – Adeza (NASDAQ: ADZA) today announced the appointment of Michael P. Downey as an independent director of the company, increasing the number of directors to six, with a five-member independent majority. Mr. Downey will chair the company’s audit committee and serve as a member of the compensation committee.

“We will look to Michael’s significant financial and industry expertise as we implement our strategy to increase usage of our Fetal Fibronectin Test for those women at risk for preterm birth,” said Emory V. Anderson, Adeza’s president and chief executive officer. “Among his many successes, Michael was an integral part of the senior executive team at Nellcor Puritan Bennett responsible for developing and implementing that company’s successful growth strategy. We look forward to calling upon his extensive financial capabilities and corporate governance experience as he assumes the important position as audit committee chairman. We are fortunate to have such a strong addition to our board.”

Mr. Downey has more than 25 years of business experience primarily in senior finance positions. From 1986 though 1997, he served in various executive positions at leading medical instrument manufacturer Nellcor Puritan Bennett and one of its predecessors, most recently as executive vice president and chief financial officer. From 1984 to 1986, he held several executive positions at computer disk drive manufacturer Shugart Corporation, including vice president of finance. Prior to that, he held several financial management positions with General Motors Corporation.

Mr. Downey currently serves on the board of directors of Vertical Communications, Inc. (formerly Artisoft, Inc.), a developer of software-based phone systems; Emulex Corporation, a designer and manufacturer of software- and hardware-based network access products; and First Consulting Group, Inc., a provider of consulting and management services to the healthcare and pharmaceutical industries. He previously served as a board member of ReSound Corporation, a designer and developer of hearing devices, prior to that company’s acquisition in 1999. Mr. Downey received a BS in business from San Jose State University and an MBA from the University of Santa Clara.

Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, the Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for broad use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility.

Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, statements about its the expansion of the indications for its products. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

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